Securities Exchange Act of 1934 -- Form 8-K



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K




PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                                 Date of Report:
                                October 31, 2001
--------------------------------------------------------------------------

                      CBL & ASSOCIATES PROPERTIES, INC.
--------------------------------------------------------------------------
           (Exact name of registrant as specified in its charter)


      Delaware                   1-12494                  62-1545718
---------------------     ---------------------     ---------------------
   (State or other           (Commission                (IRS Employer
   jurisdiction of           File Number)               Identification
   incorporation)                                       Number)


     One Park Place, 6148 Lee Highway, Chattanooga, Tennessee 37421
------------------------------------------------------------------------
                (Address of principal executive offices)


            Registrant's telephone number, including area code:
                              (423) 855-0001
-----------------------------------------------------------------------

                        CBL & ASSOCIATES PROPERTIES, INC.
                             Conference Call Outline
                               Fourth Quarter 2001
                                February 7, 2002
                                   11:00 a.m.



Good morning. We appreciate your participation in today's call to discuss our results for the fourth quarter and the year 2001. With me today is Stephen Lebovitz, our President, and Kelly Sargent, our Director of Investor Relations, who will first read our Safe Harbor disclosure.

This conference call contains "forward-looking" statements within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share is based upon a fully diluted converted share. We direct you to the Company's various filings with the Securities and Exchange Commission including, without limitation, the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

I would like to note that a transcript of today's comments including the preliminary balance sheet and comprehensive debt schedule, will be filed as a form 8-K this afternoon, and will be available upon request. This call is also available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

Thank you Kelly.

Before I begin I would like to take the liberty of pointing out that for the second consecutive year, total return to our shareholders exceeded 32%. At year-end, our stock had appreciated 61.5% over the issue price at our IPO, yielding a 14.6% compounded total rate of return. In addition to the total return, we have lowered our payout ratio from 86% in 1994 to 54.1% this past year. Now let us give you some of the specifics for the year 2001.

Income Statement Review
-----------------------
This past year we successfully completed the $1.3 billion acquisition and integration of 21 malls and two associated centers purchased from the Richard E. Jacobs Group. We were also able to achieve double-digit FFO growth of 10.4% for the year in a very difficult economy.

Other highlights during 2001 included:

1. The successful grand opening of the 600,000 square-foot The Lakes Mall in Muskegon, Michigan, which is currently
         89% leased and committed.

2. The first phase of Parkway Place Mall in Huntsville, AL opened with a new Parisian's department store, the entire mall is scheduled to open this October.
3. Occupancy levels remained high in spite of the significant amount of bankruptcies and store closings experienced last year.
4. Seven community center properties were sold for gross proceeds of $78 million.
5. We refinanced eleven malls totaling $545 million, resulting in significant interest savings.

Other significant financial information:

1. For the quarter our EBITDA coverage ratio was 2.62 times interest expense compared with 2.58 times interest expense in the same quarter last year. For the year, EBITDA was 2.33 versus 2.58 one year ago.

2. Same-center NOI growth for the year was 1.4% for the total portfolio. This growth was accomplished in spite of unprecedented tenant bankruptcies and store closings. 2001 NOI growth reported by property type was 1.5% for malls, 1.1% for the associated centers and 0.3% for the community centers and for the fourth quarter increases of 0.1% for the portfolio, 0.4% for the malls, 1.4% for the Community Centers and a decrease in the Associates centers of 3.5%. For the year, the core portfolio of malls had NOI growth of 0.3% while the newly acquired malls had NOI growth of 3.5%.

3. Our cost recovery ratio was 96% for the year compared to 98.1% in the third quarter and 99.9% for the same period a year ago. The cost recovery rate has been impacted this year by the previously mentioned significant bankruptcies and store closings.

Our FFO calculation excludes outparcel sales. For the full year, outparcel sales would have increased FFO by $0.05 per share to $3.99. Before consideration of outparcel sales, our dividend payout ratio for the quarter was 54.1%. Including outparcel sales, the payout ratio was 53.4%.

Capital Structure
-----------------
During the fourth quarter of 2001, we closed $76.7 million in new financings. Eastgate Mall in Cincinnati, OH was refinanced for $42 million. The loan amounts were increased for Fashion Square Mall, Saginaw, MI and Northwoods Mall, Charleston, SC by $34.7 million.

Since the completion of the 21-mall acquisition last January, we have utilized the low interest rate environment to refinance eleven malls totaling $545 million at an average rate of 4.93%. We prepaid loans and also repaid other maturing loans totaling $438 million that had a weighted average interest rate of 8.1%. Excess funds of $107 million were used to retire a portion of the acquisition loan, to pay prepayment fees, and to cover other loan closing costs.

During 2001 we intentionally increased our floating rate debt exposure due to the favorable interest rate environment. At the end of the fourth quarter, $663.9 million of our total debt was unhedged floating rate debt. We are focused on placing long-term fixed rate non-recourse loans on the stabilized malls and will consider capping or swapping the variable rate debt on those malls that are being retenanted and renovated.

A good indication of the strength of our balance sheet is the fact that, excluding normal principal amortization, we have only $197 million of debt maturities through 2003.

As announced last week, we formed a joint venture with Partners Property Group or PPG. We contributed three properties to this joint venture, which were Willowbrook Plaza in Houston, TX, Pemberton Plaza in Vicksburg, MS, and Massard Crossing in Fort Smith, AK. The three properties are valued at $63 million and the venture is owned 10% by CBL as a limited partner and 90% by PPG. CBL retained ownership of the land beneath each project and will continue to manage and lease the properties on behalf of the venture. After PPG's preferred return, CBL will receive a return on its equity and the majority of the future increases in cash flow.

Capital Expenditures
--------------------
During 2001, we spent $23.5 million on revenue generating capital expenditures, $14.0 million on revenue neutral expenditures and $26.6 million on revenue enhancing capital expenditures. The revenue neutral and revenue enhancing capital expenditures are primarily remodeling and renovation costs with the majority being recovered from tenants. For the combined portfolio, we are projecting to spend $25 million in revenue generating, $35 million in revenue neutral and $62 million on revenue enhancing capital expenditures in 2002.

We continue to be proactive by renovating and updating our properties. During the fourth quarter Gaylan's began construction at Meridian Mall in Lansing, MI, for their fall 2002 store opening. This year will be a very active year for us as we plan to renovate seven malls, four of which are from the acquired portfolio. The seven malls are, Columbia Place Mall, Columbia, SC; Hanes Mall, Winston-Salem, NC; Hickory Hollow Mall, Nashville, TN; St. Clair Square, Fairview Heights, IL; Kentucky Oaks, Paducah, KY; Parkdale Mall, Beaumont, TX and Stroud Mall in Stroudsburg, PA.

Improved Operations - Internal Growth
-------------------------------------
This year one of our major challenges was filling the vacancy from tenant bankruptcies and store closings experienced during the year. We ended the year with stabilized mall occupancy level of 94.1%, only a 40 basis point decrease from our record high portfolio occupancy of 94.5% at year-end 2000. We also increased occupancy in the acquired portfolio by 110 basis points to 90.4%.

Another accomplishment for the year was achieving our specialty-leasing goal, in spite of the post September 11 environment. Our specialty leasing team overcame the challenges presented by many retailers having pulled back on their commitments, due to the weak economy and other concerns.

Insurance
---------
On December 31 our property and liability insurance policies were up for renewal and we successfully negotiated new policies that included terrorism coverage. The new effective rates for all of our insurance policies increased by 26%. Though this is a significant increase, it represents slightly less than 15 cents per square foot across the total portfolio.

Accounting Policies and Disclosures
-----------------------------------
Our approach to disclosure has been and will continue to be one of fully disclosing significant transactions. Consistent with this approach we wanted to briefly discuss the following accounting items with respect to our fourth quarter and year-end financials:


1. Our straight-line rents for the fourth quarter were $58,000 after writing off $1 million in the fourth quarter. The amount written-off represented income reported over 16 previous quarters as required by generally accepted accounting principles. The adjustment was warranted due to tenants filing bankruptcy and vacating certain properties.

2. We wrote off $2,027,000 in predevelopment costs for any projects that were questionable.

3. We increased our reserve for bad debt by $1.0 million and wrote off $4.9 million of bad debts, including the increased reserve for bad debts during the fourth quarter. These items caused the increase in expenses this quarter.

4. The gain on the PPG venture of $11.3 million will be accounted for as a deferred gain on sale. This transaction was done to lock in the value of these properties. This transaction will be accounted for under the equity method of accounting, and our share of the $38 million debt is $3.8 million. This transaction will be reflected in our first quarter results.

I will now call on Stephen to discuss leasing, retail sales, developments and acquisitions.

Leasing
Thank you John, and good morning.

In the fourth quarter we leased approximately 461,000 square feet in our portfolio. The average renewal rents, as compared to prior rents and percentage rents were up 9.8% in the malls, the associated centers decreased by 46.6%, and the community centers increased 6%. Last year's releasing in the associated center, which account for approximately 3% of total revenues, was comprised of six leases, four of which provided for an increase in per square foot rentals. The reported decrease is a result of our having released a long vacant theater building on a lease primarily based on percentage rents for which no projections were incorporated. In 2002 we have 2.1 million square feet rolling over in the total portfolio.

Retail Sales
------------
We recognize that retail REITs have reported sales using different parameters and we feel that it is essential, to the extent possible, to have standardized reporting. We have always been conservative in our calculation of sales, which has included all mall stores of less than 30,000 square feet, and excluded theaters. To support the industry's standardization effort in reporting of sales, we are reducing our criterion to malls stores of 10,000 square feet and less. Based upon the new sales reporting method, sales for 2001 were $295 per square-foot, and using the previous calculation sales would have been reported at $302 per square-foot. This compares with $292 in 2000 versus $285 using the previous method of 30,000 square foot and under, a difference of approximately $7.00 per square foot in both years.

Occupancy cost as a percentage of sales at our malls was 11.3% for the twelve months ending December 31, 2001 compared to 11.9% for the twelve months ending December 31, 2000. At the end of the fourth quarter the occupancy cost in the acquired malls was 10.5%, up 100 basis points over the same measure used at the time of the acquisition.


Retail Outlook
--------------
Although in 2001 we experienced a record number of bankruptcies and store closings, we accomplished a record amount of leasing. Occupancy levels were close to the levels achieved in 2000. Store closings resulted in downtime and loss of revenues, which impacted our NOI growth.

The first bankruptcy announcement this year was Service Merchandise. Within our portfolio Service Merchandise owns 4 buildings, and only leases one location at Parkdale Mall in Beaumont, TX.

This past month, Kmart announced its Chapter 11 filing. We have two locations in our portfolio and have not been notified of either location closing. The Kmart locations are at Plaza Del Sol Mall, Del Rio, TX and at Lakeshore Mall in Sebring, FL and have combined sales of almost $27 million. These two stores combined pay an annual total of approximately $735,000, which represents an occupancy cost less than 3.2% of sales. Jacobson's department stores also filed Chapter 11 and announced they are closing several stores, none of which are in our portfolio. We have only one Jacobson's, located at Meridian Mall in Lansing, MI which opened fifteen months ago and is expected to remain open.

Toys R Us and Office Max also recently announced stores closings. We have been notified that neither of these retailers will be closing stores in our portfolio.

Not all of the retail news is negative. The Limited, American Eagle, Abercrombie & Fitch, Wet Seal and many other retailers continue to expand and open new stores. Approximately 90% of the malls in our portfolio dominate their market area and retailers continue to seek space in these well-located properties.

Developments
------------
Currently we have 700,000 square feet under construction, including Parkway Place in Huntsville, AL, an expansion at Meridian Mall, Lansing, MI and mall renovations at Columbia Place, Columbia, SC, Hickory Hollow Mall in Nashville, TN and Hanes Mall in Winston-Salem, NC. These projects represent a total investment of approximately $81.5 million, of which $26.4 million has been invested through December 31, 2001. Construction loans or credit facilities are in place for the remaining construction costs. Initial unleveraged yields on new developments are expected to range from 9% to 11% after management and development fees.

Our mall development pipeline includes the Mall of South Carolina in Myrtle Beach, South Carolina. This mall is a joint venture with the landowner, Burroughs & Chapin. We are now working to commence construction on this 1.3 million square-foot regional mall within the next ninety days. In addition we have several community center developments in the predevelopment phase.

Several new department stores will be opening in our portfolio this year. These include Target at Citadel Mall, Charleston, SC; Belk at College Square, Morristown, TN; Dillard's at Randolph Mall, Asheboro, NC and Dillard's at Asheville Mall, Asheville, NC. All of these new department stores are replacing previous anchors. Yesterday, Hecht's department store, a division of the May Co., announced they are going to renovate their anchor stores at all three of our Nashville malls. These three properties are Coolsprings Galleria, Hickory Hollow Mall and RiverGate Mall.

Dispositions/Acquisitions
-------------------------
During the last twelve months we sold seven community center assets for $78 million realizing a gain of $8.4 million. The sales proceeds have been primarily used to retire debt. Although this results in a short-term dilution to FFO, this positions us to reinvest these funds into projects that will maximize our return on capital. We continue to pursue additional dispositions of selected community centers in "one-off' transactions and will report those as they occur. The select disposition of assets continues to be a priority for us, but we will only do so if the transaction enhances shareholder value. We have also reached an agreement to sell One Park Place in Chattanooga, TN, which was our former headquarters, and should finalize this transaction during the first half of this year.

We have now owned the acquired 21-mall portfolio for a year and would like to highlight a few of our many accomplishments achieved during 2001:

1. We increased mall shop occupancy from 88.3% at December 31, 2000 to 90.4% at December 31, 2001. During 2001, we entered into approximately 265,000 square feet of new leases and renewed 388,000 of existing tenants.
2. We completed two renovations: Cary Towne Center, Cary, NC and Fashion Square Mall, Saginaw, MI.
3. We have started renovations at Columbia Place, Columbia, SC; Hanes Mall in Winston-Salem, NC and will shortly begin renovations at Parkdale Mall, Beaumont, TX and Kentucky Oaks, Paducah, KY. All of these renovations are scheduled for completion in 2002, except for Parkdale Mall, which will be fully completed in Spring 2003.
4. Dillard's is expanding their store at Jefferson Mall, Louisville, KY from 100,000 to 150,000 square feet. The expanded store will open in November 2002.
5. We have replaced two existing ground leases at Towne Mall, Franklin, OH with two new long-term ground leases. The new leases increase the average annual rental income by $40,000.
6. We are pursuing several mall expansions and peripheral property developments.
7. Since the acquisition, we have been able to retain the majority of the property level professionals and additionally have promoted several of the employees, including two to regional directors.

Now I will turn the call back over to John to discuss our outlook.

Outlook
-------
As we have demonstrated in 2001 we continue to grow our company even in a difficult economic climate. Going forward we are confident in our ability to continue our successful performance. We are comfortable with our current 2002 First Call consensus estimate for the first quarter and for the year.

Our outlook is:

o We are encouraged by the results from the acquisition properties so far and also with the growth opportunities we have created.
o We continue to seek additional acquisitions where our proven expertise in redevelopment and expansions can be utilized.
o We continue to have a number of viable development projects in our pipeline for both regional malls and community centers.
o We capitalized on the opportunity to pre-pay and refinance mortgages on many of our newly acquired properties. We placed floating rate debt on these properties and we are now in the market for non-recourse long-term fixed rate debt.
o We have more than adequate capital resources available and will continue to recycle capital as to maximize returns for our shareholders.

We appreciate the confidence and support that we continue to receive. Thank you for joining us today. Stephen and I will now be glad to answer your questions.

Renewal Leasing Year to Date - December 31, 2001

                              Prior PSF             New PSF        New PSF         %A           % A
                       Rent & Percentage Rent     Rent-Initial    Rent-Avg.      Initial      Average
                       ----------------------     ------------    ---------      -------      -------

Malls                           23.15                24.42          25.25          5.5          9.1

Acquired Malls                  25.28                27.46          29.94          8.6         11.3

Community Centers               10.95                11.59          11.69          5.9          6.8

Associated Centers              13.44                10.59          10.98        (21.2)       (18.3)



Total Leasing Compared to Tenants Vacating Year to Date - December 31, 2001

                            Leased       Avg. Rate    Vacated    Avg. Rate
                            ------       ---------    -------    ---------
Malls                        748,000        $25.39     312,000      $25.81

New Malls                    652,000        $30.12     239,000      $20.80

Associated Centers            79,000        $12.79      29,000      $13.01

Community Centers            379,000        $12.03      89,000      $11.11



Annual Sales per square-feet through December 31

       Annual Sales for stores 10,000    Annual Sales for stores 30,000
                square foot and under             square foot and under
2001                          $297.69                           $290.69
2000                          $302.31                           $295.31




                                  CBL & Associates Properties, Inc.
                                     Consolidated Balance Sheets
                                   (Preliminary subject to change )
                                      (Unaudited, in thousands)


                                                                         Year Ended December 31,
                                                                          2001             2000
 ASSETS
 REAL ESTATE ASSETS:
 Land                                                                    $   520,334       $   290,366
 Buildings and improvements                                                2,954,938         1,919,619
                                                                           ---------         ---------
                                                                           3,475,272         2,209,985
 Less: Accumulated depreciation                                             (340,693)         (271,046)
                                                                           ---------         ---------
                                                                           3,134,579         1,938,939
 Developments in progress                                                     67,043           101,675
                                                                           ---------         ---------
 Net investment in real estate                                             3,201,622         2,040,614
 CASH AND CASH EQUIVALENTS                                                    10,137             5,184
 RECEIVABLES:
 Tenant, net of allowance for doubtful accounts of $2,854 in 2001
and $1,854 in 2000                                                            38,353            29,641
 Other                                                                         2,833             3,472
 MORTGAGE NOTES RECEIVABLE                                                    10,634             8,756
 INVESTMENT IN UNCONSOLIDATED AFFILIATES                                      77,673                 -
 OTHER ASSETS                                                                 31,599            27,898
                                                                           ---------         ---------
                                                                        $  3,372,851      $  2,115,565
                                                                    ===================================

 LIABILITIES AND SHAREHOLDERS' EQUITY
 MORTGAGE AND OTHER NOTES PAYABLE                                          2,315,955         1,424,337
 ACCOUNTS PAYABLE AND ACCRUED LIABILITIES                                    103,707            78,228
                                                                           ---------         ---------
 Total liabilities                                                         2,419,662         1,502,565
 COMMITMENTS AND CONTINGENCIES
 DISTRIBUTION AND LOSSES IN EXCESS OF INVESTMENT IN UNCONSOLIDATED
AFFILIATES                                                                         -             3,510
 MINORITY INTERESTS                                                          431,101           174,665
 SHAREHOLDERS' EQUITY:
 Preferred Stock, $.01 per value, 5,000,000 shares authorized,
    2,875,000 shares issued and outstanding in 2001 and 2000                      29                29
 Common Stock, $.01 per value, 95,000,000 shares authorized,
25,616,917 and 25,067,287 shares issued and outstanding in 2001
and 2000, respectively                                                           256               251
 Additional paid-in capital                                                  556,383           462,480
 Other comprehensive loss                                                     (6,784)                 -
 Accumulated deficit                                                         (27,796)          (27,935)
                                                                           ---------         ---------
 Total Shareholders's equity                                                 522,088           434,825
                                                                           ---------         ---------
                                                                        $  3,372,851      $  2,115,565
                                                                    ===================================



        CBL & Associates Properties, Inc
        NOTES PAYABLE
        AS OF DECEMBER 31, 2001

                                                      Maturity   Interest                BALANCE
        PROPERTY                                        Date       Rate              12/31/2001           Fixed          Variable
        -----------------------------------------------------------------------------------------------------------------------

        St. Petersburg, FL       34Th St Crossing      Dec-10    10.6250%                1,354             1,354               -
        Douglasville, GA         Arbor Place Mall      Jun-02    3.0625%                99,300                 -          99,300
        Asheville,  NC           Asheville Mall        Sep-11    6.9800%                71,073            71,073               -
        Portland, ME             Bj'S Plaza            Dec-11    10.4000%                2,952             2,952               -
        Meridian, MS             Bonita Lakes Xing     Oct-09    6.8200%                 8,910             8,910               -
        Meridian, MS             Bonita Lakes Mall     Oct-09    6.8200%                28,374            28,374               -
        Oakridge, TN             Briarcliff Square     Feb-13    10.3750%                1,489             1,489               -
        Brookfield, IL           Brookfield Square     May-05    7.4980%                75,160            75,160               -
        Burnsville, MN           Burnsville Center     Aug-10    8.0000%                73,182            73,182               -
        Cary , NC                Cary Towne Ctr        Dec-03    8.6400%                62,041            62,041               -
        Knoxville, TN            Cedar Bluff Xing      Aug-07    10.6250%                1,014             1,014               -
        Rockford, IL             Cherryvale Mall       Jul-06    7.3750%                48,093            48,093               -
        Chesterfield VA          Chesterfield          Dec-02    3.1237%                 8,250                 -           8,250
        Charleston, SC           Citadel Mall          Jan-03    4.0900%                 8,500                 -           8,500
        Charleston, SC           Citadel Mall          May-07    7.3900%                33,276            33,276               -
        Springhill Fl            Coastal Way           Dec-02    3.3938%                 9,687                 -           9,687
        Morristown, TN           College Square        Jan-03    6.7500%                13,971            13,971               -
        Walterboro, SC           Colleton Square       Aug-10    9.3750%                   848               848               -
        Plant City, FL           Collins Park Commons  Oct-10    10.250%                   678               678               -
        Nashville, TN            Coolsprings Galleria  Oct-10    8.2900%                63,327            63,327               -
        Cortlandt, NY            Cortlandt Towne       Aug-08    6.9000%                50,964            50,964               -
        Douglasville, GA         Cosby Station         Sep-14    8.5000%                 3,800             3,800               -
        Nashville, TN            Courtyard At Hickory  Aug-08    6.7700%                 4,304             4,304               -
        Cincinnati, OH           Eastgate Mall         Dec-03    3.4256%                42,000                 -          42,000
        Saginaw, MI              Fashion Square        Sep-03    3.5400%                59,430                 -          59,430
        Lexington KY             Fayette Mall          Jul-11    7.0000%                97,594            97,594               -
        Hudson,  NY              Greenport Towne Ctr   Sep-14    9.0000%                 4,004             4,004               -
        Chattanooga, TN          Gunbarrel Pointe      Apr-02    3.4375%                11,975                 -          11,975
        Chattanooga, TN          Hamilton Corner       Aug-11    10.1250                 2,895             2,895               -
        Chattanooga, TN          Hamilton Place        Mar-07    7.0000%                68,761            68,761               -
        Winston-Salem NC         Hanes Mall            Jul-08    7.3100%               116,291           116,291               -
        Henderson, NC            Henderson Square      Apr-14    7.5000%                 6,026             6,026               -
        Nashville, TN            Hickory Hollow Mall   Aug-08    6.7700%                92,447            92,447               -
        Janesville WI            Janesville Mall       Apr-16    8.3750%                15,473            15,473               -
        Louisville, KY           Jefferson Mall        Sep-03    3.4600%                40,000                 -          40,000
        Longview, NC             Longview Xing         Aug-10    10.2500                   379               379               -
        Huntsville, AL           Madison Plaza         Feb-04    10.1250                 1,041             1,041               -
        Huntsville, AL           Madison Square        Mar-02    9.2500%                47,099            47,099               -
        Lansing MI               Meridian Mall         Aug-03    3.2352%                80,000                 -          80,000
        Midland MI               Midland Mall          Jun-03    3.6200%                35,000                 -          35,000
        North Haven, CT          North Haven Xing      Oct-08    9.5500%                 6,132             6,132               -
        N Charleston SC          Northwoods Mall       Sep-03    4.0800%                56,280                 -          56,280
        Albemarle, NC            Northwoods Plaza      Jun-12    9.7500%                 1,119             1,119               -
        Highpoint, NC            Oak Hollow Mall       Feb-08    7.3100%                48,463            48,463               -
        Jackson, TN              Old Hickory Mall      Jul-02    8.2500%                21,731            21,731               -
        Chattanooga, TN          Park Place            Apr-03    10.0000                   571               571               -
        Beaumont, TX             Parkdale Mall         Jun-03    3.2300%                45,000                 -          45,000
        Chattanooga, TN          Perimeter Place       Jan-08    10.6250                 1,240             1,240               -
        Nashville, TN            Rivergate Mall        Aug-08    6.7700%                74,715            74,715               -
        Seabrook, NH             Seacoast Shop Ctr     Sep-02    9.7500%                 5,254             5,254               -
        Roanoke, VA              Shenandoah Crossing   Aug-10    10.250%                   476               476               -
        Mobile,  AL              Springdale Mall       Nov-02    3.0813%                24,466                 -          24,466
        Lousiville KY            Springhurst Towne     Aug-18    6.6500%                21,830            21,830               -
        Fairview Heights, IL     St. Claire Square     Apr-09    7.0000%                71,753            71,753               -
        Stroud, PA               Stroud Mall           Dec-10    8.4200%                32,290            32,290               -
        Knoxville, TN            Suburban Plaza        Jan-04    7.8750%                 8,342             8,342               -
        Muskegon, MI             The Lakes Mall        Mar-02    3.1500%                31,555                 -          31,555
        Douglasville, GA         The Landing At Arbor  Jun-02    3.0600%                11,162                 -          11,162
        Chattanooga ,TN          The Terrace           Sep-02    7.3000%                 9,841             9,841               -
        Hattiesburg, MS          Turtle Creek Mall     Mar-06    7.4000%                32,316            32,316               -
        Uvalde, TX               Uvalde Plaza          Feb-08    10.625%                   595               595               -
        Salem, VA                Valley Commons        Oct-10    10.250%                   824               824               -
        Nashville, TN            Village At Rivergate  Aug-08    6.7700%                 3,529             3,529               -
        Dalton, GA               Walnut Square         Feb-08    10.125%                   656               656               -
        Wausau WI                Wausau Center         Dec-10    6.7000%                14,228            14,228               -
        Spartanburg, SC          Westgate Crossing     Jul-10    8.4200%                 9,810             9,810               -
        Spartanburg, SC          Westgate Mall         Feb-02    6.9500%                45,101            45,101               -
        Nashua, NH               Willow Springs Plaza  Aug-07    9.7500%                 4,056             4,056               -
        Houston, TX              Willowbrook Plaza     Feb-02    4.0800%                33,065                 -          33,065
        York, PA                 York Galleria         Dec-10    8.3400%                51,656            51,656               -
        ----------------------------------------------                     ----------------------------------------------------
        Weighted Average Rate /SUBTOTAL                                              2,059,020         1,463,351         595,669

        CONSTRUCTION LOANS
        Chattanooga, TN          Cbl Center            Apr-04    3.6688%                14,847                 -          14,847
        Lansing MI               Meridian Mall         Aug-03    3.0250%                25,706                 -          25,706
        -----------------------------------------------------------------------------------------------------------------------
        SUBTOTAL                                                                        40,553                            40,553
                                                                                                             -


        Weighted Average Rate / LINES OF CREDIT                 3.2019%                216,384
                                                                                                                       216,384

        TOTAL BALANCE SHEET                                    5.9158%               2,315,957       1,463,351         852,606

        Plus CBL Share Of Equities
        Clarksville, TN          Governors Square      Sep-16    8.2300%                16,093                 0          16,093
        Columbia, SS             Columbia Mall         Jun-03    3.2300%                17,469                 0               0
        Madison WI               East Towne Mall       Jan-07    8.0100%                13,953                 0          13,953
        Madison WI               West Towne Mall       Jan-07    8.0100%                21,572                 0          21,572
        Paducah, KY              Kentucky Oaks         Jun-07    9.0000%                16,048                 0          16,048
        Huntsville, AL           Parkway Place         Jun-00    4.9624%                13,754                 0               0
        Del Rio, TX              Plaza Del Sol         Nov-02    9.1500%                 2,374                 0           2,374
        -----------------------------------------------------------------------------------------------------------------------
        Weighted Average Rate / TOTAL                           6.9901%                101,265                 0          70,042

        LESS MINORITY INTEREST
        Chattanooga, TN          Hamilton Corner                 10.1250%              (289)             (289)               0
        Chattanooga, TN          Hamilton Place                  7.0000%             (6,876)           (6,876)               0
        Chattanooga, TN          Park Place                      10.0000%               (29)              (29)               0
        Chattanooga, TN          Cbl Center                      3.6688%             (1,188)                 0         (1,188)
        Muskegon, MI             The Lakes Mall                  3.1500%             (3,155)           (3,155)               0
        Uvalde, TX               Uvalde Plaza                    10.6250%              (149)             (149)               0
        Chattanooga, TN          The Terrace                     7.3000%               (787)             (787)               0
        Chattanooga, TN          Ermc Ii                         4.7500%                (29)                 0            (29)
        Highpoint, NC            Oak Hollow Mall                 7.3100%            (12,116)          (12,116)               0
        -----------------------------------------------------------------------------------------------------------------------
        Weighted Average Rate / TOTAL                          6.5670%             (24,618)          (23,401)         (1,217)

        Weighted Average Rate / TOTAL OBLIGATIONS                  6.01%             2,392,604        1,439,950         921,431

        Total Joint Venture Debt
        Clarksville, TN          Governors Square      Sep-16    8.2300%                33,880                 0          33,880
        Columbia, SS             Columbia Mall         Jun-03    3.2300%                36,394                 0               0
        Madison WI               East Towne Mall       Jan-07    8.0100%                29,070                 0          29,070
        Madison WI               West Towne Mall       Jan-07    8.0100%               44,943                 0          44,943
        Paducah, KY              Kentucky Oaks         Jun-07    9.0000%               33,434                 0          33,434
        Huntsville, AL           Parkway Place         Jun-00    4.9624%               27,509                 0               0
        Del Rio, TX              Plaza Del Sol         Nov-02    9.1500%                4,749                 0           4,749
        -----------------------------------------------------------------------------------------------------------------------
        Weighted Average Rate / TOTAL                          7.0012%                209,978                 0         146,075

         * The weighted average interest rate does not include the cost of the Company's swap agreements. Including these the weighted average interest rate is 6.30% on total obligations and 4.19% on floating rate obligations.


                                    SIGNATURE






Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                      CBL & ASSOCIATES PROPERTIES, INC.

                                              /c/ John N. Foy
                                      ------------------------------------
                                                 John N. Foy
                                           Vice Chairman,
                                          Chief Financial Officer and
                                                  Treasurer
                                          (Authorized Officer of the
                                                  Registrant,
                                        Principal Financial Officer and
                                         Principal Accounting Officer)



Date:   February 7, 2002